Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS SECOND QUARTER 2004 RESULTS

Second Quarter Net Sales Increase Over 45%

SAN FRANCISCO, CA (August 3, 2004) – Design Within Reach, Inc. (NASDAQ: DWRI) today reported financial results for the quarter and six months ended June 26, 2004.

Net sales for the second quarter of 2004 were $28.2 million, an increase of 45.8% over the $19.4 million recorded in the same period last year. Net earnings for the second quarter of 2004 were $806,000, or $0.07 per diluted share, compared to a loss of $1.2 million, or a loss of $0.36 per diluted share, in the second quarter of 2003. Included in the second quarter of 2004 results was a non-cash, stock based compensation charge of $149,000. The second quarter of 2003 results included a deemed preferred stock dividend payment of $1.8 million and, excluding this non-recurring expense, Design Within Reach would have generated net earnings of $605,000, or $0.05 per diluted share, in the second quarter of 2003. Earnings from operations, which excludes interest, taxes and the deemed preferred stock dividend, was $1.4 million in the second quarter of 2004, compared to $605,000 in the same period last year.

The 2004 and 2003 earnings per diluted share figures reflect the automatic conversion of outstanding preferred stock and exercise of common and preferred stock warrants, which occurred in July 2004 upon the closing of Design Within Reach’s initial public offering of common stock.

For the six months ended June 26, 2004, net sales increased 42.9% to $50.7 million from $35.5 million for the same period in 2003. For the six months ended June 26, 2004, net earnings were $1.3 million, or $0.11 per diluted share, compared to a net loss of $895,000, or a loss of $0.28 per diluted share, during the same period in 2003. Results reflect the aforementioned non-cash, stock based compensation charge of $149,000 in the second quarter of 2004, a non-cash, stock-based compensation charge of $76,000 in the first quarter of 2004, and the deemed preferred stock dividend payment of $1.8 million recorded in the second quarter of 2003. Excluding the non-recurring, deemed preferred stock dividend payment, Design Within Reach would have generated net earnings of $870,000, or $0.08 per diluted share, in the first half of 2003. For the six months ended June 26, 2004, earnings from operations, which excludes interest, taxes and the deemed preferred stock dividend, was $2.2 million, compared to $858,000 in the same six-month period in 2003.

“We are very pleased with the results achieved during the second quarter of 2004,” said Wayne Badovinus, President and Chief Executive Officer. “Our strong revenue growth and increasing profitability confirms the significant market opportunity we identified nearly six years ago. By providing accessibility to simple and functional products through multiple sales channels, Design Within Reach is able to create a national marketplace and fulfill the growing demand for modern design.”

Net sales by distribution channel were as follows:

•	In-person sales (including sales in studios and by our direct sales force) were $12.5 million in the second quarter of 2004, a 91.3% increase from the same period last year. The increase was largely due to studio sales as Design Within Reach ended the second quarter of 2004 with 26 studios open versus 12 studios at the end of the second quarter of 2003 and 18 studios at the end of the first quarter of 2004. Design Within Reach opened studios in New York City; Washington, D.C.; Bethesda, Maryland; Chicago, Illinois; Houston, Texas; and San Francisco, San Jose, and Los Angeles, California during the second quarter of 2004.

•	Direct sales (including sales through the phone and the Design Within Reach website) increased 15.6% to $12.8 million in the second quarter of 2004 from the same period last year due to new online marketing initiatives, including keyword purchases and affiliate programs.

Gross profit margin was 46.5% in the second quarter of 2004, compared to 47.3% in the same period last year. The decrease is primarily a result of the strengthening of the Euro versus the U.S. dollar, which was partially offset by increased sales of higher margin products.

For the second quarter of 2004, selling, general and administrative expenses increased to $10.9 million, from $8.1 million in the same period last year, due to costs associated with the opening and operating of new studios. Selling, general and administrative expenses as a percentage of sales decreased to 38.6%, from 41.9% in the same period last year, primarily as the company began to realize operating leverage from its business model combining fully integrated sales channels with the financial benefits of a common inventory.

On July 6, 2004, Design Within Reach completed its initial public offering and raised approximately $31.8 million in net proceeds through the sale of 3,000,000 shares of common stock.

Mr. Badovinus concluded, “We are excited about our prospects and believe that Design Within Reach is well-positioned to capture the growing market opportunities and create long-term value for our stockholders. We will continue to execute our strategy to market and make accessible modern design furniture and accessories via our catalog circulation, email traffic and studio locations. By opening additional studios, expanding and refining product offerings and increasing market awareness and appreciation for design products, we expect to continue to increase revenue and profitability.”

Conference Call

Design Within Reach, Inc. will host a conference call today, August 3, 2004 at 2:00 p.m. Pacific (5:00 p.m. Eastern). The call, which will be hosted by Wayne Badovinus, President and Chief Executive Officer, and David Barnard, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design With Reach’s markets and the demand for its products. Factors that could cause Design With Reach’s actual results to differ materially from these forward-looking statements include its ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our S-1 IPO filing, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	David Barnard
Design Within Reach, Inc.
dbarnard@dwr.com
(415) 676-6500

Andrew Greenebaum or Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com
(310) 395-2215

— Financial Tables Follow —

Design Within Reach, Inc.

Condensed Statements of Earnings

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$28,223	$19,358	$50,736	$35,499
Cost of sales	15,103	10,210	27,199	19,066

Gross margin	13,120	9,148	23,537	16,433
Selling, general and administrative expenses	10,896	8,102	19,617	14,816
Stock based compensation	149	—	225	—
Depreciation and amortization	710	440	1,285	750
Facility relocation costs	—	1	198	9

Earnings from operations	1,365	605	2,212	858
Interest income (expense)
Interest income	—	—	—	12
Interest expense	(51)	—	(83)	—

Earnings before income taxes	1,314	605	2,129	870
Income tax expense	508	—	821	—

Net earnings	806	605	1,308	870
Deemed preferred stock dividends	—	(1,765)	—	(1,765)

Net earnings (loss) available to common stockholders	$806	$(1,160)	$1,308	$(895)

Net earnings (loss) per share:
Basic	$0.23	$(0.36)	$0.38	$(0.28)
Diluted	$0.07	$(0.36)	$0.11	$(0.28)
Weighted average shares used in calculation of net earnings (loss) per share:
Basic	3,476	3,246	3,419	3,238
Diluted	11,671	3,246	11,516	3,238

Pro forma net earnings per share:
Basic	$0.09	$0.07	$0.14	$0.09
Diluted	$0.07	$0.05	$0.11	$0.08
Weighted average shares used in the calculation of pro forma net earnings per share:
Basic	9,136	9,217	9,079	9,331
Diluted	11,671	11,377	11,516	11,495

Design Within Reach, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 26, 2004 (1)	Dec 27, 2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14	$44
Accounts receivable	1,519	620
Inventory, net	11,969	11,425
Other current assets	3,487	2,316

Total current assets	16,989	14,405

Property and equipment, net	14,776	9,018
Other non-current assets	1,173	420

Total assets	$32,938	$23,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,995	$4,852
Accrued expenses	3,438	2,714
Bank credit facility	5,501	3,325
Other current liabilities	3,548	1,868

Total current liabilities	19,482	12,759

Other non-currant liabilities	2,002	1,246
Total liabilities	21,484	14,005

Total stockholders’ equity	11,454	9,838

Total liabilities and stockholders’ equity	$32,938	$23,843

(1)	Initial public offering occurred on June 29, 2004 and closed July 6, 2004.

# # #